Exhibit 8.3

WEIL, GOTSHAL & MANGES LLP

October 18, 2021

Wejo Ltd.

ABC Building, 21-23 Quay St.

Manchester, United Kingdom X0 M3 4AE

Ladies and Gentlemen:

We have acted as counsel to Wejo Limited, a private limited company under the Laws of England and Wales with company number 08813730 (“Wejo”), in connection with the Agreement and Plan of Merger, dated as of May 28, 2021 (the “Merger Agreement”), entered into by and among Wejo, Wejo Group Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (the “Company”), Yellowstone Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), Wejo Bermuda Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (“Limited”), and Virtuoso Acquisition Corp., a Delaware corporation (“VOSO” and together with Wejo, the Company, Merger Sub, and Limited, the “Parties”). Among other transactions contemplated in the Merger Agreement, it is proposed that the holders of Wejo shares will transfer all of the Wejo shares to the Company in exchange for the Closing Transaction Consideration and the Earnout Shares (the “Wejo Purchase”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (File No. 333-257964) initially filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2021, as amended through the date hereof (the “Registration Statement”) relating to the Wejo Purchase and certain other proposed transactions pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

For purposes of this opinion, we have reviewed the Merger Agreement, the Registration Statement, the Wejo Acquisition Agreement, the Subscription Agreements, and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of VOSO and Wejo delivered to us and dated October 18, 2021 (the “Officer’s Certificates”).

With your permission, we have assumed, for purposes of this opinion, that (1) the Wejo Purchase and the other transactions described in the Merger Agreement will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement, the Wejo Acquisition Agreement and the Subscription Agreements, and (b) the descriptions contained in the Registration Statement; (2) none of the terms and conditions set forth or described in the Merger Agreement, the Wejo Acquisition Agreement and the Subscription Agreements, or the Registration Statement have been or will be modified or waived; (3) the Parties have complied with and will continue to comply with their respective covenants and agreements in the Merger Agreement; (4) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in the Officer’s Certificates, (b) in this letter (an advance copy of which has been provided to you), (c) in the Merger Agreement (d) in the Registration Statement (e) the Wejo Acquisition Agreement and (f) in the Subscription Agreements, are true, accurate and complete, and will remain true, accurate and complete at all times through and including the Closing, in each case, without regard to any qualification as to knowledge or belief; (5) the Merger Agreement, together with the documents specifically referred to therein (including the Wejo Acquisition Agreement), represent the full and complete agreement between the Parties regarding the Wejo Purchase and the other transactions described in the Merger Agreement; (6) there are no other written or oral agreements regarding the Wejo Purchase and the other transactions described in the Merger Agreement other than those expressly referred to in the Merger Agreement; (7) the Parties will treat the Wejo Purchase and the other transactions described in the Merger Agreement for U.S. federal income tax purposes in a manner consistent with our opinion set forth below; (8) Wejo will not be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) for the taxable year of the Wejo Purchase and will not have been a PFIC for any taxable year prior to the taxable year of the Wejo Purchase; and (9) every U.S. holder who is a “five-percent transferee shareholder”, as defined in Treasury regulations promulgated under Section 367(a) of the Code (the “Section 367 Regulations”), with respect to the Company after the Wejo Purchase, if any, will file a timely and effective “gain recognition agreement”, as defined in the Section 367 Regulations.

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have not independently investigated or verified any factual matters relating to the Wejo Purchase and the other transactions described in the Merger Agreement in connection with or apart from our preparation of this opinion.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth in this letter and the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Business Combination to Holders of Wejo Shares” (the “Wejo Tax Disclosure”), constitute our opinion as to the material U.S. federal income tax consequences of the Wejo Purchase to holders of Wejo shares, as each such term is used in the Wejo Tax Disclosure.

This opinion is limited to the matters discussed in the Wejo Tax Disclosure, and we express no opinion on any issue relating to the consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. This opinion does not address any other U.S. federal income tax consequences of the Wejo Purchase or any other matters of U.S. federal law and we have not considered matters (including U.S. state, local or non-U.S. tax consequences) arising under the laws of any jurisdiction other than matters of federal income tax law arising under the laws of the United States. In addition, notwithstanding anything to the contrary herein, we do not express any opinion as to (1) the Company’s treatment as a “surrogate foreign corporation” or U.S. corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder, (2) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Wejo Tax Disclosure, (3) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code, or (4) any matter arising in connection with Section 367 of the Code.

Our opinion is based on the current provisions of the Code, the Treasury Regulations, case law, and U.S. Internal Revenue Service (“IRS”) pronouncements as they now exist. These authorities are all subject to change or revocation, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Wejo Purchase, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the validity of our opinion. We undertake no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS, the courts of the United States, or any other taxing or other governmental authority. No assurance can be given that, if the matter were contested, a court would agree with this opinion and no rulings will be sought from the IRS or from any other taxing authority with respect to any U.S. federal income tax consequences described in this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP